Exhibit 99.1

BANKUNITED, INC.

FORM OF THE EMPLOYMENT INDUCEMENT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), is made effective as of [                    ] (the “Date of Grant”), by and between BankUnited, Inc., a Delaware corporation (the “Company”), and [                    ] (the “Participant”):

R E C I T A L S:

WHEREAS, the Company hereby grants to the Grantee shares of Company restricted shares on the terms and conditions as set forth below as an “employment inducement award” under New York Stock Exchange Listed Company Manual Section 303A.08.

WHEREAS, the Compensation Committee of the Board has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Shares Award provided for herein to the Participant pursuant to the terms set forth herein.

NOW, THEREFORE, to evidence the Restricted Shares Award and in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Nature of Restricted Shares Award.  This Agreement and the terms and conditions of this Restricted Shares Award shall be interpreted in accordance and consistent with New York Stock Exchange (“NYSE”) Listed Company Manual Section 303A.08 and shall constitute an “employment inducement award” pursuant to such NYSE Listed Company Manual section.  Notwithstanding that the Restricted Shares Award is not granted under the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan (the “Plan”), the Restricted Shares Award shall be subject to all of the terms and provisions of the Plan as if it had been granted thereunder; provided, however, that the terms of this Agreement shall control with respect to such matters expressly addressed herein.  All capitalized terms used but otherwise not defined herein shall have the meanings set forth in the Plan.

2.                                      Grant of Restricted Shares.  Subject to all of the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant, as of the Date of Grant, [                    ] restricted shares of Common Stock (the “Restricted Shares”).

3.                                      Restrictions. The restrictions applicable to the Restricted Shares are such that the Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 4, respectively, until such restrictions and any additional requirements contained in this Agreement have been satisfied, terminated or expressly waived by the Company in writing.  Upon any attempt by the Participant to transfer any of the Restricted Shares or any rights in respect of the Restricted Shares before the lapse of such restrictions, such Restricted Shares and all of the rights related thereto, shall be immediately forfeited by the Participant without payment of any consideration. The restrictions applicable to the Restricted Shares shall lapse in accordance with Section 4 hereof.

4.                                      Vesting/Forfeiture.

(a)                                 General.  Subject to Section 4(b) below, the restrictions applicable to the Restricted Shares, as described in Section 3 hereof, shall lapse with respect to one-third (1/3) of the Restricted Shares granted under this Agreement on each of the first, second and third anniversaries of the Date of Grant, subject to the Participant’s continued employment with the Company or any of its Affiliates on each such vesting date.

(b)                                 Change in Control.  Notwithstanding any other provisions in this Agreement to the contrary, the restrictions applicable to the Restricted Shares, as described in Section 3 hereof, shall lapse with respect to one hundred percent (100%) of the Restricted Shares immediately upon the consummation of a Change in Control.

(c)                                  Termination.  Upon a termination of the Participant’s employment with the Company for any reason, the Restricted Shares then held by the Participant shall terminate immediately.

5.                                      Shareholder Rights.  The Participant shall be the record owner of the Restricted Shares unless and until such Restricted Shares are forfeited or sold or otherwise disposed of, and as record owner shall generally be entitled to all rights of a common shareholder of the Company, including, without limitation, voting rights and the right to receive dividends with respect to the Restricted Shares.

6.                                      No Right to Continued Employment.  The granting of the Restricted Shares evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of such Participant.

7.                                      Transferability.  Unless otherwise permitted by the Administrator in its sole discretion, the Restricted Shares granted hereunder may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

8.                                      Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due under this Agreement or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Restricted Shares or any payment under this Agreement or with respect to the Restricted Shares and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.

9.                                      Section 83(b).  Due to the forfeiture conditions on the Restricted Shares, the Participant may make an election to be taxed upon the Restricted Shares under Section 83(b) of the Code. To effect such election, the Participant must file an appropriate election with the Internal

Revenue Service within thirty (30) days of the Date of Grant and otherwise in accordance with applicable Treasury Regulations. THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY TO FILE A TIMELY ELECTION UNDER SECTION 83(b) OF THE CODE AND THAT THE PARTICIPANT WILL RELY SOLELY ON HIS OWN ADVISORS WITH RESPECT TO SUCH DECISION AND THE EFFECT THEREOF ON THE PARTICIPANT.

10.                               Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.                               Governing Law/Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Participant hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Participant and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

12.                               Restricted Shares Subject to Terms Set Forth in the Plan.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and further acknowledges and agrees that the Restricted Shares Award is subject to the terms and conditions set forth in the Plan notwithstanding that the Restricted Shares Award is not granted under the Plan, and the terms and provisions of the Plan are hereby incorporated herein by reference.  To the extent the Plan is amended at any time with respect to awards granted thereunder, such amendment will likewise apply to the Restricted Shares Award as if the Restricted Shares Award had been granted under the Plan.

13.                               Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BANKUNITED, INC.

By:
	Name:	Rajinder P. Singh
	Title:	Chief Operating Officer

Agreed and acknowledged:

Participant